As filed with the Securities and Exchange Commission on May 15, 2019.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMGROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	20-3533152
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

(Address of principal executive offices)

SemGroup Corporation Equity Incentive Plan, as amended and restated

(Full title of the plan)

Susan S. Lindberg

Executive Vice President and General Counsel

SemGroup Corporation

Two Warren Place

6120 S. Yale Avenue, Suite 1500

Tulsa, OK 74136-4231

(918) 524-8100

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Robert J. Melgaard, Esq.

Conner & Winters, LLP

4000 One Williams Center

Tulsa, Oklahoma 74172

(918) 586-5711

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Class A Common Stock, $0.01 par value	3,600,000	$11.85	$42,660,000	$5,170.39

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement shall also cover such indeterminate number of additional shares of Class A Common Stock that may become issuable pursuant to the above named plan to prevent dilution resulting from any future stock dividend, stock split, recapitalization or other similar transaction.

(2)

Estimated solely for purposes of calculating the registration fee, pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended, on the basis of $11.85 per share, the average of the high and low sales prices for the Class A Common Stock as reported on the New York Stock Exchange on May 9, 2019.

INCORPORATION OF PRIOR

REGISTRATION STATEMENTS BY REFERENCE

This Registration Statement relates to the registration of additional shares of Class A Common Stock, $0.01 par value per share (the “Common Stock”), of SemGroup Corporation (the “Registrant”) to be issued pursuant to the SemGroup Corporation Equity Incentive Plan, as amended and restated (the “Plan”). The additional shares relate to an additional 3,600,000 shares added to the Plan as a result of the amendment and restatement of the Plan approved by the stockholders of the Registrant at the Annual Meeting of Stockholders on May 15, 2019, to, among other things, increase the number of shares of Common Stock available for issuance under the Plan from 3,581,635 shares to 7,181,635 shares. Pursuant to General Instruction E of Form S-8, the contents of the Registrant’s Registration Statement on Form S-8 (File No. 333-170968) filed with the Securities and Exchange Commission (the “Commission”) on December  3, 2010 and the Registrant’s Registration Statement on Form S-8 (File No.  333-214561) filed with the Commission on November 10, 2016, relating to the Plan are hereby incorporated by reference in this Registration Statement, except to the extent supplemented, amended or superseded by the information set forth in this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission (other than any portions of such filings that are furnished rather than filed under applicable Commission rules) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 28, 2019;

•	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed on May 8, 2019;

•	The Registrant’s Current Reports on Form 8-K filed on January 14, 2019 and March 1, 2019; and

•

The description of the Registrant’s Class A Common Stock contained in the Registrant’s Amendment No. 4 to the Registration Statement on Form 10 filed on October 29, 2010, including any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, excluding any information furnished pursuant to any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.	Interests of Named Experts and Counsel.

As of the date of this Registration Statement, attorneys at Conner & Winters, LLP owned 59,127 shares of the Registrant’s Class A Common Stock.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) grants the Registrant the authority to indemnify each of the Registrant’s directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by a director or officer that is made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal or otherwise), by reason of the fact that such director or officer is or was a director, officer, employee or agent of the Registrant or by reason of the fact that such director or officer, at the Registrant’s request, is or was serving at any other corporation or other entity, in any capacity, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful; provided, that in the case of an action, suit or proceeding against a director or officer that is brought by the Registrant or in the Registrant’s right, the Registrant may indemnify such director or officer only in respect of expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer; provided further, that no such indemnity for expenses may be made with respect to any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the Registrant unless, and only to the extent that, either the Delaware Court of Chancery or the court in which the action, suit or proceeding against such director or officer was brought shall determine upon application that, despite the adjudication of liability to the Registrant but in view of all the circumstances of the case, such director or officer is nevertheless fairly and reasonably entitled to indemnity from the Registrant for such expenses in an amount deemed proper by such court.

Unless ordered by a court, the determination of whether a then sitting director or officer has met the applicable standard for indemnity, i.e., that the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful, shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the Registrant’s stockholders.

Section 145 of the DGCL also authorizes the Registrant to advance expenses (including attorneys’ fees) incurred by a director or officer in defending any action, suit or proceeding against the director or officer prior to a determination of whether the director or officer is actually entitled to indemnity and to purchase insurance for the benefit of a director or officer against any liability that may be incurred by reason of the fact that the insured was or is a director or officer, regardless of whether the liability insured could have legally been indemnified by the Registrant.

Pursuant to the authority granted the Registrant by Section 145 of the DGCL, the Registrant has provided in the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws for the indemnification of and advancement of expenses to the Registrant’s directors to the fullest extent authorized or permitted by law as from time to time in effect; provided, however, the Registrant is required to indemnify, or advance expenses to, any such director in connection with an action, suit, claim or proceeding initiated by such director only if the initiation of such action, suit, claim or proceeding has been authorized or ratified by the Registrant’s Board of Directors. The Registrant’s amended and restated bylaws provide that the Registrant may, to the extent authorized by the Registrant’s Board of Directors, grant rights of indemnification and the advancement of expenses (including attorney’s fees) to the Registrant’s officers. The Registrant’s Board of Directors has authorized indemnification of, and advancement of expenses to, the Registrant’s officers serving as such on or after December 1, 2009. The rights authorized by the Registrant’s Board of Directors for the indemnification of, and advancement of expenses to, the Registrant’s officers serving as such on or after December 1, 2009 are the same rights that have been afforded the Registrant’s directors pursuant to the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws.

The employment agreement among the Registrant, SemManagement, L.L.C., Rose Rock Midstream GP, LLC and Carlin G. Conner, the Registrant’s President and Chief Executive Officer, provides Mr. Conner with indemnification and advancement of expenses (including attorney’s fees) to the maximum extent permitted by the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws, including, if applicable, any directors and officers insurance policies, provided such indemnification shall be on terms no less favorable than provided to any of the Registrant’s other executive officers or directors. Pursuant to the employment agreement, the Registrant has also agreed to maintain commercially reasonable directors’ and officers’ insurance covering Mr. Conner in such amount and pursuant to such terms as is typical and customary for companies of similar size and nature to the Registrant.

The Registrant has also purchased a policy of insurance for the benefit of the Registrant’s directors and officers that provides standard liability coverage.

As permitted by Section 102 of the DGCL, the Registrant’s amended and restated certificate of incorporation provides that each of the Registrant’s directors shall not be personally liable to the Registrant or the Registrant’s stockholders for monetary damages for breach of fiduciary duty as a director; provided, that a director shall be liable for any breach of such director’s duty of loyalty to the Registrant or the Registrant’s stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for liability under Section 174 of the DGCL (involving certain unlawful dividends or stock repurchases), or for any transaction from which such director derived an improper personal benefit.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Document

5.1*	Opinion of Conner & Winters, LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Grant Thornton LLP.

23.3*	Consent of BDO USA, LLP.

23.4*	Consent of BDO USA, LLP.

23.5*	Consent of Conner & Winters, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	SemGroup Corporation Equity Incentive Plan, as amended and restated (filed as Annex A to the Registrant’s Proxy Statement for its 2019 Annual Meeting of Stockholders, filed with the Commission on April 12, 2019, and incorporated herein by reference).

* Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma on the 15th day of May, 2019.

SEMGROUP CORPORATION

By:	/s/	Robert N. Fitzgerald
Robert N. Fitzgerald Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Carlin G. Conner, Robert N. Fitzgerald and Susan S. Lindberg, and each of them, his or her true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his, her or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Carlin G. Conner Carlin G. Conner	Director, President and Chief Executive Officer (Principal Executive Officer)	May 15, 2019

/s/ Robert N. Fitzgerald Robert N. Fitzgerald	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 15, 2019

/s/ Thomas D. Sell Thomas D. Sell	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 15, 2019

/s/ Thomas R. McDaniel Thomas R. McDaniel	Director and Chairman of the Board	May 15, 2019

/s/ Ronald A. Ballschmiede Ronald A. Ballschmiede	Director	May 15, 2019

/s/ Sarah M. Barpoulis Sarah M. Barpoulis	Director	May 15, 2019

/s/ Karl F. Kurz Karl F. Kurz	Director	May 15, 2019

/s/ James H. Lytal James H. Lytal	Director	May 15, 2019

/s/ William J. McAdam William J. McAdam	Director	May 15, 2019

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